                                                                      EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


                                                                         Shares              % of
     Company                         Organization                      Outstanding         Ownership
     -------                         ------------                      -----------         ---------
Polaris Industries Inc.           Delaware Corporation                     100               100%
("Polaris Delaware")

Polaris Real Estate               Delaware Corporation                   1,000               100%(1)
Corporation of Iowa, Inc.

Polaris Real Estate               Delaware Corporation                   1,000               100%(2)
Corporation

Polaris Industries Export         Barbados Corporation                   1,000               100%
Ltd.

Polaris Industries Ltd.           Manitoba Corporation                     101               100%(3)

Polaris Acceptance Inc.           Minnesota Corporation                      1               100%

Polaris Sales Inc.                Minnesota Corporation                    100               100%(4)

Polaris Sales Australia Pty Ltd.  Australian Corporation                     1               100%(5)

Polaris France S.A.               French Corporation                     1,950               100%(6)

Polaris Direct Inc.               Minnesota Corporation                    100               100%(7)

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(1), (2), (3) and (4) Owned 100% by Polaris Delaware.

(5), (6) and (7) Owned 100% by Polaris Sales, Inc.